FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-02

From: Bc Struct Prod Synd Barclay (BARCLAYS CAPITAL INC) At: 05/17/19 13:44:46

To: [REDACTED] (BARCLAYS CAPITAL INC )
Subject: New Issue CMBS: BBCMS 2019-C3 **PUBLIC PRICING DETAILS*

BBCMS 2019-C3 -- NEW ISSUE CMBS

$823.080MM NEW ISSUE CMBS ***PUBLIC PRICING DETAILS***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	BARCLAYS CAPITAL INC.
UBS SECURITIES LLC
NATIXIS SECURITIES AMERICAS LLC
SG AMERICAS SECURITIES, LLC

CO-MANAGERS:	DREXEL HAMILTON, LLC & KEYBANC CAPITAL MARKETS INC.

RATING AGENCIES:	S&P, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (S/F/K)	SIZE($MM)	C/E	WAL	LTV	Spread	CPN	Price	Yield
A-1	AAA/AAA/AAA	16.654	30.000%	2.88	42.1%	IntS+35	2.581%	99.9985	2.55862%
A-2	AAA/AAA/AAA	30.000	30.000%	4.68	42.1%	IntS+55	3.438%	102.9975	2.73983%
A-3**	AAA/AAA/AAA	266.000	30.000%	9.58	42.1%	IntS+87	3.319%	100.9933	3.20396%
A-4**	AAA/AAA/AAA	307.000	30.000%	9.84	42.1%	IntS+89	3.583%	102.9994	3.23186%
A-SB	AAA/AAA/AAA	36.000	30.000%	7.02	42.1%	IntS+73	3.458%	102.9968	2.98009%
A-S	AA/AAA/AAA	87.811	20.625%	9.90	47.8%	IntS+120	3.895%	102.9963	3.54390%
B	NR/AA-/AA	39.808	16.375%	9.93	50.3%	IntS+140	4.096%	102.9929	3.74474%
C	NR/A-/A-	39.807	12.125%	9.93	52.9%	IntS+185	4.178%	99.9957	4.19473%

COLLATERAL SUMMARY:

POOL BALANCE:	$936,649,542
NUMBER OF LOANS:	50
NUMBER OF PROPERTIES:	517
WA CUT-OFF LTV:	60.2%
WA UNDERWRITTEN NCF DSCR:	1.93x
WA UNDERWRITTEN NOI DEBT YIELD:	11.2%
WA MORTGAGE INTEREST RATE:	4.80232%
WA REM. TERM TO MATURITY (MOS):	115

LOAN SELLERS:	BARCLAYS (29.7%), SGFC (28.5%), KEYBANK (13.0%), UBS AG (12.7%), NATIXIS (9.9%), RMF (6.2%)

TOP 5 PROPERTY TYPES:	OFFICE (26.6%), HOTEL (19.9%), SELF STORAGE (13.4%), RETAIL (12.3%), INDUSTRIAL (11.2%)

TOP 5 STATES:	CA (12.9%), FL (10.0%), PA (7.8%), TX (7.8%), NC (6.6%)

TOP 10 & 5 LOANS AS A % OF POOL:	45.4% & 26.5%

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING HOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS AGGREGATOR I L.P. (OR ITS AFFILIATE))
TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION
CERT. ADMINISTRATOR:	WELLS FARGO BANK, NATIONAL ASSOCIATION

ANTICIPATED TIMING:

TERM SHEET, ANNEX A-1 & RED:	ATTACHED
THIRD PARTY SYSTEMS:	AVAILABLE
PRE-SALE REPORTS:	AVAILABLE
EXPECTED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	6/11

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226850) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this document is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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